Exhibit 99.1

Ziff Davis Announces Maturity Extension Transaction on a Portion of Its 1.75% Convertible Senior Notes Due 2026

NEW YORK, NY—July 10, 2024—Ziff Davis, Inc. (f/k/a J2 Global, Inc.) (“Ziff Davis” or the “Company”) (NASDAQ: ZD) today announced that it has entered into separate, privately negotiated exchange agreements (the “Exchange Agreements”) with a limited number of holders (the “Holders”) of its 1.75% Convertible Senior Notes due 2026 (the “Existing Notes”). Pursuant to the Exchange Agreements, the Company will exchange (the “Exchange”) approximately $401 million in aggregate principal amount of the Existing Notes for (i) approximately $263 million in aggregate principal amount of new 3.625% Convertible Senior Notes due 2028 (the “New Notes”) and (ii) approximately $135 million in cash. The Exchange is expected to settle on or about July 16, 2024, subject to customary closing conditions. Participating Holders are qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and/or institutional accredited investors.

Upon completion of the Exchange, the aggregate principal amount of the Existing Notes outstanding will be approximately $149 million, and the aggregate principal amount of the New Notes outstanding will be approximately $263 million. The Company will not receive any cash proceeds from the issuance of the New Notes pursuant to the Exchange.

The New Notes will be general senior unsecured obligations of the Company and bear interest at a rate of 3.625% per annum, payable semi-annually in arrears on September 1 and March 1 of each year, beginning on March 1, 2025. The New Notes will mature on March 1, 2028, unless earlier converted or repurchased. The conversion rate for the New Notes will initially be 10 shares per $1,000 principal amount of New Notes, which is equivalent to an initial conversion price of $100 per share of the Company’s Common Stock and is subject to adjustment under the terms of the New Notes. Prior to December 1, 2027, the New Notes will be convertible only upon satisfaction of certain conditions and during certain periods, and thereafter, the New Notes will be convertible at any time until the close of business on the business day immediately preceding the maturity date. Upon conversion of the New Notes, the Company will pay or deliver, as the case may be, cash, shares of its Common Stock or a combination of cash and shares of its Common Stock, at the Company’s election. Holders of the New Notes will have the right to require the Company to repurchase for cash all or any portion of their New Notes upon the occurrence of certain corporate events, subject to certain conditions.

Neither the New Notes, nor any shares of the Company’s Common Stock issuable upon conversion of the New Notes, have been nor will be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Ziff Davis

Ziff Davis (NASDAQ: ZD) is a vertically focused digital media and internet company whose portfolio includes leading brands in technology, shopping, gaming and entertainment, connectivity, health and wellness, cybersecurity, and martech.

Forward-Looking Statements

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the completion of the Exchange. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks, and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include market conditions, the satisfaction of certain closing conditions related to the Exchange, and among other items: the Company’s ability to grow advertising, licensing, and subscription revenues, profitability, and cash flows, particularly in light of an uncertain U.S. or worldwide economy, including the possibility of economic downturn or recession; the Company’s ability to make interest and debt payments; the

Company’s ability to identify, close, and successfully transition acquisitions; customer growth and retention; the Company’s ability to create compelling content; its reliance on third-party platforms; the threat of content piracy and developments related to artificial intelligence; increased competition and rapid technological changes; variability of the Company’s revenue based on changing conditions in particular industries and the economy generally; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of losing critical third-party vendors or key personnel; the risks associated with fraudulent activity, system failure, or a security breach; risks related to the Company’s ability to adhere to its internal controls and procedures; the risk of adverse changes in the U.S. or international regulatory environments, including but not limited to the imposition or increase of taxes or regulatory-related fees; the risks related to supply chain disruptions, inflationary conditions, and rising interest rates; the risk of liability for legal and other claims; and the numerous other factors set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting the Company, refer to its most recent Annual Report on Form 10-K and the other reports filed by the Company from time-to-time with the SEC, each of which is available at www.sec.gov. The Company may not consummate the Exchange as described in this press release. The forward looking statements included in this press release speak only as of the date of this press release, and the Company undertakes no obligation to revise or update these statements.

Contact:

Alan Steier

Investor Relations

Ziff Davis, Inc.

investor@ziffdavis.com

Rebecca Wright

Corporate Communications

Ziff Davis, Inc.

press@ziffdavis.com